Contact:	Anna Marie Dunlap Senior Vice President, Investor Relations & Corporate Communications 714.424.2678

CORINTHIAN COLLEGES RECONFIRMS
FY 2005 SECOND QUARTER GUIDANCE

SANTA ANA, CALIFORNIA, January 14, 2005 – Corinthian Colleges, Inc. (NASDAQ: COCO) reconfirmed earnings guidance today for the second quarter ending December 31, 2004. As previously announced, the Company expects fully diluted earnings per share for the second quarter to be $0.18 — $0.21.

About Corinthian Colleges, Inc.
Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 91 colleges in 23 states in the U.S. and 35 colleges in seven provinces in Canada. Our mission is to help students prepare for careers that are in demand or to advance in their chosen career. Our colleges offer diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, with a concentration on careers in health care, business, criminal justice, and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, as described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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